Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Nationstar Mortgage Holdings Inc. 2012 Incentive Compensation Plan (the Plan) of Nationstar Mortgage Holdings Inc. (the Company) of our report dated February 23, 2012, with respect to the consolidated financial statements of Nationstar Mortgage LLC, included in the Company’s Registration Statement on Form S-1, as amended (No. 333-174246), for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 15, 2012